Exhibit (a)(d)(2)

Confidentiality Agreement

July 29, 2022

Stephen Graham

Chief Financial Officer

First Brands Group, LLC.

127 Public Square, Suite 5300

Cleveland, OH 44114

Ladies and Gentlemen:

In connection with your consideration of a possible negotiated transaction known as Project Phoenix (the “Transaction”) involving the undersigned (“you” or “your”) and the company (the “Company”), whose name will be disclosed to you after your execution of this Agreement. You have requested certain information regarding the Company and its subsidiaries (collectively, the “Company Group”) that is non-public, confidential , or proprietary in nature. In consideration of your receipt of such information, you agree as follows:

I . Confidential Information. All information (written or oral) which has been or is furnished to you or any of your Representatives (as defined below) by or on behalf of the Company Group (including, for the avoidance of doubt, by advisor, Jefferies LLC (“Jefferies”)) at any time relating to the Company Group, its parent companies , affiliates, stockholders, partners and their respective directors, officers, employees, agents and advisors, whether in writing, orally or electronically (and regardless of whether such information is labeled confidential or proprietary) and all memoranda, notes, analyses, compilations , forecasts , studies or other documents prepared by you or any of your Representatives that contain, reflect or are based upon, in whole or in part, any such information , are referred to in this Agreement as the “Confidential Information.” The term Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by you or any of your Representatives in breach of this Agreement, (ii) that you receive or have previously received on a non-confidential basis from a source other than the Company Group or any of its representatives, provided that such source is not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, or (iii) that you developed independently without use of or reference to the Confidential Information.

2. Limitations on Disclosure and Use.

(a) You will disclose Confidential Information only to your directors, officers, employees, affiliates and advisors (including legal, financial and accounting advisers) (collectively , “Representatives”) who need to know the Confidential Information for the purpose of evaluating the Transaction. Neither you nor your Representatives shall, without the express prior written consent of the Company, disclose any Confidential Information to or share any information regarding the Transaction with any financing source (whether debt or equity). For the avoidance of doubt, no financing source (whether debt or equity) shall be considered your Representative hereunder without receipt of such consent. You and your Representatives will keep the Confidential Information strictly confidential, using a reasonable degree of care (but in any event no less a degree of care than you and your Representatives use to protect your and their own confidential and proprietary information), and will use the Confidential Information solely as

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permitted by this Agreement for the purpose of evaluating the Transaction and in no way directly or indirectly detrimental to the Company Group. Prior to any disclosure to any of your Representatives, you will advise such Representatives of the confidential nature of the Confidential Information and the terms of this Agreement and direct such Representatives to keep the Confidential Information confidential in accordance with the terms hereof and to observe the other terms of this Agreement. This Agreement will apply to your Representatives as if they were direct parties hereto, and you will be responsible for breach by your Representatives of terms of this Agreement as they apply to your Representatives; provided that you will not be responsible for any breach of this Agreement by any such Representative who has agreed in writing with the Company to be directly bound by the terms of this Agreement. In no event shall you enter into any arrangement with a debt financing source that would prevent or in any way limit such debt financing source from working with other parties in connection with a transaction involving the Company Group. In considering a Transaction and reviewing the Confidential Information, you are acting solely on your own behalf and not as part of a group with any unaffiliated party. You and/or your affiliates will not, directly or indirectly, offer to or enter into any agreement, arrangement or understanding, or any discussions with any unaffiliated party regarding a possible transaction involving the Company Group without the prior written consent of the Company.

(b) In addition, subject to Section 3 below, without the prior written consent of the Company, you and your Representatives will not disclose to any person (i) the fact that the Confidential Information has been made available, (ii) that you are considering a Transaction and/or discussions, investigations or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) or (iii) the fact that this Agreement exists or the terms hereof.

3. Required Disclosure. In the event that you or any of your Representatives is requested or required, by law or regulation, or any governmental, regulatory or self-regulatory authority, to disclose any Confidential Information, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and you will cooperate with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, you (or your Representatives to whom such request is directed) may, without liability under this Agreement, furnish only that portion of the Confidential Information that, upon the written advice of your counsel, you (or such Representatives) are legally required to disclose, provided that you promptly give the Company written notice of the information to be disclosed as far in advance of its disclosure as reasonably possible and use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information. Notwithstanding the foregoing, the notification requirement in the preceding sentence will not apply if you or your Representatives are requested or required to disclose any Confidential Information pursuant to any routine audit or examination by any governmental, regulatory or self-regulatory authority exercising its routine supervisory or audit functions and such audit or examination does not specifically target the Company Group, the Company Group’s affiliates, the Confidential Information or the Transaction.

4. No Representation, Warranty, Liability. The Confidential Information is provided “as is”. None of the Company Group, its affiliates or their respective representatives or advisors (including Jefferies) has made or is making, and you are not relying on, any representation or warranty, express or implied, regarding the accuracy or completeness of the Confidential Information, including without limitation any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company Group, and none of the Company Group, its affiliates or

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their respective representatives or advisors (including Jefferies) shall have any liability whatsoever, including, without limitation, in contract, tort or under federal or state securities laws, to you or your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. The representations and warranties, if any, expressly set forth in a definitive written agreement between the Company or its stockholders and you with respect to a Transaction will be the only representations and warranties made by the Company with legal effect, and then only to the extent provided pursuant to the terms in such agreement.

5. No Agreement. Except as provided in this Agreement, no legal or equitable duties, responsibilities or rights are created hereby. Unless and until a definitive written agreement between the Company or its stockholder(s) and you with respect to any Transaction has been executed and delivered, no contract or agreement providing for a Transaction will exist, directly or indirectly, and none of the Company Group or any of its stockholders or affiliates will be under any legal obligation to you of any kind whatsoever with respect to a Transaction. You agree that none of the Company Group or any of its affiliates, representatives or advisors are required to supplement or update any Confidential Information previously provided and that the Company possesses the right and may, in its sole and absolute discretion, reject any and all proposals made by you or on your behalf with regard to a Transaction and terminate discussions and negotiations with you at any time and for any or no reason.

6. Process. You acknowledge that (i) the Company and Jefferies shall conduct the process for a possible Transaction as they in their sole and absolute discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right, in its sole and absolute discretion, to reject or accept any potential buyer, proposal or offer, and to terminate any discussions and negotiations, at any time and for any or no reason, (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company Group, Jefferies or any of their respective affiliates or representatives arising out of or relating to such actions and (Y) neither you nor any of your Representatives shall challenge any Transaction on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed you or any such Representative.

7. Return of Information. If you determine not to proceed with a Transaction, you will promptly notify the Company of such decision. In that case, or if at any other time the Company so requests, you and your Representatives will promptly return to the Company all copies of the Confidential Information, provided that you and your Representatives may destroy and certify to the Company the destruction of all copies of Confidential Information consisting of notes, analyses, compilations, forecasts, studies or other documents prepared by you or such Representatives, except as required by law, rule, regulation, or as may be automatically retained on electronic archival systems. Notwithstanding the return or destruction of Confidential Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations as set forth hereunder .

8. Enforcement. You acknowledge and agree that any breach of this Agreement by you or your Representatives would irreparably harm the Company Group and its affiliates and money damages may not be an adequate remedy, and that in addition to all other remedies available at law or in equity, the Company Group and its affiliates shall be entitled to seek immediate injunctive or other equitable relief to prevent any actual for threatened breach and to compel specific performance of this Agreement. You and your Representatives will not oppose the granting of such relief and will waive any requirement for the posting of any bond or other security

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in connection therewith. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that you or any of your Representatives has breached this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

9. No Contact. All of your or your Representatives (on your behalf) (i) communications regarding a Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) questions regarding procedure shall be submitted and directed exclusively to the representatives of Jefferies specifically identified in writing to you and your Representatives as contacts with respect to a Transaction. Neither you nor your Representatives (on your behalf) will contact any stockholder, director, officer, employee or agent of the Company Group, or any customer, supplier or other person having a business relationship with the Company Group, regarding the Company Group, the Company Group’s assets, business, operations, personnel, prospects or finances, the Confidential Information or a Transaction or any other matter in connection therewith, except with the prior written permission of the Company or otherwise during any management presentation, site visit or other meeting or conference call pre-arranged through Jefferies.

10. Non-solicitation. For a period of two (2) years from the date of your signing of this Agreement, neither you nor your affiliates will directly or indirectly (a) knowingly solicit, knowingly encourage or knowingly induce any customer, vendor or other known material business relationship of the Company and its subsidiaries to terminate or cancel any program, relationship or agreement between such party and the Company and its subsidiaries or (b) employ, solicit for employment or engage any employee of the Company Group or otherwise seek to influence or alter any such person’s relationship with the Company Group; provided that you may (i) solicit for employment any person who has not been employed by the Company Group for at least six (6) months prior to the time of your first contact with such person or (ii) engage in general solicitations of employment not specifically directed at employees of the Company Group.

11. Miscellaneous. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. This Agreement may not be assigned by you. This Agreement may be executed by electronic transmission in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

12. Governing Law; Jurisdiction. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of Delaware, without giving effect to principles or rules of conflict of laws thereof. In the event of any litigation arising hereunder or in connection with the matters contemplated hereby, each party agrees to submit to the non-exclusive jurisdiction of courts of the State of Delaware.

13. Term. Unless expressly provided otherwise in this Agreement, the obligations under this Agreement shall terminate two (2) years from the date of this Agreement. This Agreement applies to Confidential Information accessed through the Company’s electronic data room and supersedes any “click through” acknowledgment or agreement associated with any such electronic data room.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Confirmed and agreed to as of July 29, 2022

First Brands Group, LLC.

/s/ Stephen Graham
Name: Stephen Graham
Title: Chief Financial Officer